Exhibit 99.1

Cryoport Revenue Up 52% for the Second Quarter of 2017, Driven by Biopharma

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Biopharma revenue up 69% year-over-year; 33 new clinical trials supported during second quarter

IRVINE, CA – Aug 8, 2017 — Cryoport, Inc. (NASDAQ: CYRX, CYRXW), the world’s leading cryogenic logistics company dedicated to the life sciences industry, today announced financial results for the three and six-month periods ended June 30, 2017.

“As the most advanced solutions provider of temperature controlled logistics serving the life sciences, Cryoport is setting the “gold standard” for reproductive medicine, animal health and biopharma, particularly within the dynamic regenerative medicine market as we position our Company for significant revenue growth for years to come,” commented Jerrell Shelton, Cryoport’s Chief Executive Officer. “Recently Novartis selected us to support its impending commercial launch of CAR T-cell therapy, CTL019/CD19, for the treatment of relapsed and refractory acute lymphoblastic leukemia (ALL). Our multiyear agreement marks the first commercial contract in the regenerative medicine market and is a testament to our advanced temperature controlled logistics solutions and expertise.

“Commercial agreements such as these”, he continued, “will undoubtedly grow and as we provide our vital services, these types of relationships have the potential to drive substantial revenue growth for Cryoport. We are a transformative temperature controlled logistics solution provider serving a transformative biopharma industry, which, we think, has enormous growth ahead of it.

“So, it should be clear that our sales and marketing strategy is, therefore, largely centered on securing clinical trial logistics solution agreements with biopharma companies, which position Cryoport to expand its service agreements as therapies move through the clinical trial phases and move to commercial viability. During the second quarter, we secured an additional 33 new clinical trials with new and existing biopharma companies bringing the total number of trials supported by Cryoport to 172, compared with 90 this time last year. These trials are a strong foundation from which we will grow our business. It is a special time as the regenerative medicine industry is experiencing higher levels of activity, with several treatments approaching potential commercialization. We are in a solid position to scale our business as we continue to strengthen our reputation in the life sciences as the “go to” for advanced, dependable temperature controlled logistics solutions.

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Mr. Shelton concluded, “Biopharma revenue now accounts for 76% of our total revenue and is clearly our largest growth market. However, our animal health and reproductive medicine revenue were both up 21% for the six-month period and continue to provide steady cash flow. We are proud of the achievements of our people, individually, and our team, collectively, as we continue to demonstrate our ability to successfully leverage the industry-wide growth in the life sciences and to secure revenue opportunities that build Cryoport and value for its shareholders.”

Market Highlights:

Biopharma

•	Biopharma revenue increased by 69% in the second quarter of 2017 compared to the prior year quarter

•	19 new Biopharma clients and 33 new clinical trial programs were added to Cryoport’s robust pipeline during the second quarter of 2017

•	172 clinical trials are now being supported by Cryoport, with 17 in Phase III

•	Signed multi-year agreement with Novartis to provide cryogenic logistics support for Novartis’ commercialization of its CTL019/CD19 CAR-T cell therapy, expected to commence later in 2017

Reproductive Medicine

•	Reproductive Medicine revenue increased by 15% for the second quarter compared to the same quarter last year, led by a 57% increase in the U.S. market, which was partially offset by a decline in international revenue of 33%. International revenue continues to be impacted by the restriction of medical (reproductive) tourism and changing regulations in certain countries.

Animal Health

•	Revenue from the Animal Health market was up 15% in the second quarter compared to the same quarter last year.

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Overall Financial Results:

•	Revenue increased 52% to $2.9 million and 62% to $5.6 million for the three and six-month periods ended June 30, 2017, respectively, compared with the same periods in the prior year.

•	Gross margin for the three and six-month periods ended June 30, 2017 was 48% and 47%, respectively, compared to 41% and 39% for the same three and six-month periods in the prior year, driven by increased business volume, pricing adjustments and efficiencies of scale.

•	Operating costs and expenses increased by $496,000 and $313,000 for the three and six month periods ended June 30, 2017, respectively.

•	GAAP net loss for the three and six-month periods ended June 30, 2017 was $1.9 million and $3.6 million, respectively, down 53% and 45% compared to $3.9 million and $6.6 million in the same three and six-month periods in the prior year. GAAP net loss attributable to common stockholders for the three and six-month periods ended June 30, 2017 was $1.9 million, or $0.08 per share, and $3.6 million, or $0.18 per share, compared with $3.9 million, or $0.28 per share, and $6.7 million, or $0.54 per share, in the same three and six-month periods in the prior year.

•	Adjusted EBITDA for the three and six-month periods ended June 30, 2017 was ($749,000) and ($1.6 million), respectively, a reduction of 34% and 44% compared to ($1.1 million) and ($3.0 million) in the same three and six-month periods in the prior year.

•	The Company has no debt and reported $12.9 million in cash and cash equivalents as of June 30, 2017, compared to $4.5 million as of Fiscal Year ended December 31, 2016. The increase in cash and cash equivalents includes net proceeds of $11.4 million received from an underwritten public offering on March 31, 2017.

•	Subsequent to quarter end, in July 2017 we received proceeds of $1.8 million from the exercise of $3.00 warrants issued in connection with a tender offer carried out by the Company in 2016.

Further information on Cryoport’s results are included on the attached unaudited condensed consolidated balance sheets and statements of operations, and a further explanation of Cryoport’s financial performance will be provided in Cryoport’s quarterly report on Form 10-Q for the three and six-month periods ended June 30, 2017, which will be filed with the Securities and Exchange Commission (“SEC”) tomorrow, August 9, 2017. The full report will be available on the SEC Filings section of the Investor Relations section of the Company’s website at www.cryoport.com.

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Conference Call

The Company will host a conference call at 4:30 pm ET on August 8, 2017 to review its financial results and business outlook. Cryoport will provide an update on revenue from its three main lines of business – Biopharma, Animal Health and Reproductive Medicine. Management will also report on new client activities and provide a general business outlook.

Participants should dial 1-877-407-9716 (United States) or 1-201-493-6779 (International) and request the “Cryoport call”. A live audio webcast of the call and slide deck will also be available on the Investor Relations section of the Company’s website at www.cryoport.com or at this link. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately three hours after completion of the live event and will be accessible on the Investor Relations section of the Company’s website at www.cryoport.com for a limited time. To access the replay of the webcast, please follow this link. A dial-in replay of the call will also be available to those interested until August 15, 2017. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (International) and enter replay pin number: 13667050.

About Cryoport, Inc.

Cryoport is the life sciences industry’s most trusted global provider of temperature controlled logistics solutions for temperature-sensitive life sciences commodities, serving the biopharmaceutical market with leading-edge logistics solutions for biologic materials, such as regenerative medicine, including immunotherapies, stem cells and CAR-T cells. Cryoport’s solutions are used by points-of-care, CRO’s, central laboratories, pharmaceutical companies, manufacturers, university researchers et al; as well as the reproductive medicine market, primarily in IVF and surrogacy; and the animal health market, primarily in the areas of vaccines and reproduction. Cryoport’s proprietary Cryoport Express® Shippers, Cryoportal™ Logistics Management Platform, leading-edge SmartPak II™ Condition Monitoring System and geo-sensing technology, paired with unparalleled cold chain logistics expertise and 24/7 client support, make Cryoport the end-to-end cold chain logistics partner that the industry trusts.

Cryoport is dedicated to

•	simplifying global cold chain logistics through innovative technology, unmatched monitoring and data capture and support, including consulting;
•	delivering the most advanced temperature controlled logistics solutions for the life sciences industry; and
•	providing vital information that provides peace of mind throughout the life of each logistics process.

For more information, visit www.cryoport.com. Sign up to follow @cryoport on Twitter at www.twitter.com/cryoport.

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Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the Transition Report on Form 10-K for the nine months ended December 31, 2016 filed with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Investor Contacts:

Todd Fromer/Elizabeth Barker

tfromer@kcsa.com/ebarker@kcsa.com

P: 1 212-682-6300

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Cryoport Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$2,917,378	$1,917,566	$5,629,612	$3,473,111
Cost of revenues	1,524,189	1,135,616	2,982,926	2,109,354
Gross margin	1,393,189	781,950	2,646,686	1,363,757

Operating costs and expenses:
General and administrative	1,789,514	1,429,768	3,492,546	3,244,189
Sales and marketing	1,236,833	1,195,638	2,306,768	2,442,664
Research and development	230,736	135,799	480,579	280,277
Total operating costs and expenses	3,257,083	2,761,205	6,279,893	5,967,130

Loss from operations	(1,863,894)	(1,979,255)	(3,633,207)	(4,603,373)
Other (expense) income:
Interest expense	(26)	(21,242)	(15,693)	(102,436)
Warrant repricing expense	-	(1,929,818)	-	(1,929,818)
Other income (expense), net	3,463	(1,915)	3,463	(6,787)
Loss before provision for income taxes	(1,860,457)	(3,932,230)	(3,645,437)	(6,642,414)
Provision for income taxes	-	(2,484)	(4,231)	(2,484)
Net loss	(1,860,457)	(3,934,714)	(3,649,668)	(6,644,898)
Undeclared cumulative preferred dividends	-	-	-	(75,460)
Net loss attributable to common stockholders	$(1,860,457)	$(3,934,714)	$(3,649,668)	$(6,720,358)

Net loss per share attributable to common stockholders - basic and diluted	$(0.08)	$(0.28)	$(0.18)	$(0.54)
Weighted average shares outstanding - basic and diluted	23,965,825	14,199,742	20,802,628	12,428,991

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Cryoport Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2017	2016
	(unaudited)
Current Assets:
Cash and cash equivalents	$12,854,526	$4,524,529
Accounts receivable, net	1,250,731	1,195,479
Inventories	72,621	89,499
Prepaid expenses and other current assets	308,929	286,919
Total current assets	14,486,807	6,096,426
Property and equipment, net	2,311,680	1,647,104
Intangible assets, net	29,728	5,000
Deposits	363,403	363,403
Total assets	$17,191,618	$8,111,933

Current liabilities:
Accounts payable and other accrued expenses	$1,369,223	$1,160,299
Accrued compensation and related expenses	598,325	419,034
Related party notes payable and accrued interest, net of discount	-	651,934
Total current liabilities	1,967,548	2,231,267
Deferred rent liability	196,973	200,264
Total liabilities	2,164,521	2,431,531
Total stockholders’ equity	15,027,097	5,680,402
Total liabilities and stockholders’ equity	$17,191,618	$8,111,933

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Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes the following non-GAAP financial measure, adjusted EBITDA, to provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these non-GAAP financial measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP financial measures, when read in conjunction with the Company’s GAAP financials, are useful to investors because they provide a basis for meaningful period-to-period comparisons of the Company’s ongoing operating results, including results of operations, against investor and analyst financial models, identifying trends in the Company’s underlying business and performing related trend analyses, and they provide a better understanding of how management plans and measures the Company’s underlying business.

Cryoport Inc. and Subsidiary

Adjusted EBITDA Reconciliation

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP net loss attributable to common stockholders	$(1,860,457)	$(3,934,714)	$(3,649,668)	$(6,720,358)
Non-GAAP adjustments to net loss attributable to common stockholders:
Depreciation and amortization expense	176,354	97,847	307,905	170,751
Interest expense	26	21,242	15,693	102,436
Stock-based compensation expense	794,559	749,196	1,565,001	1,538,139
Warrant repricing expense	-	1,929,818	-	1,929,818
Income taxes	-	2,484	4,231	2,484
Undeclared cumulative preferred dividends	-	-	-	75,460
Adjusted EBITDA	$(889,518)	$(1,134,127)	$(1,756,838)	$(2,901,270)

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